                                                                    EXHIBIT 10.6

* Certain portions have been omitted pursuant to a request for confidential treatment filed separately with the Commission.


                          LOCATION / SUPPLY AGREEMENT

THIS LOCATION / SUPPLY AGREEMENT for coin-operated water vending machines and in-store water bars is effective on the 1st day of December, 1999, by and between ALBERTSON'S, INC., a Delaware corporation, and each of its affiliates and wholly owned subsidiaries in existence as of the date noted above (collectively "Customer"), and GW SERVICES, INC., a Delaware corporation ("Supplier").

                                    RECITALS

     A. Customer operates a national chain of retail supermarket stores operating in 38 states nationwide. Supplier is in the business of selling water to consumers through self-service coin-operated water vending machines and self-serve in-door water bar centers which are owned by Supplier ("Machine" or "Machines" as appropriate).

     B. Customer and Supplier wish to enter this Agreement under which Supplier will install, service, maintain and de-install its Machines at Customer's locations in the regions designated by Customer as listed on Exhibit "A" attached hereto and incorporated herein ("Location" or "Locations" as appropriate), all on the terms and subject to the conditions set forth in this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the covenants and conditions set forth below, on the terms and subject to the conditions set forth herein, Customer and Supplier agree as follows:

I.   License, Term and Termination

a) During the Term (as defined below) of this Agreement and subject to the terms hereof, Customer grants to Supplier a revocable license, in accordance with this Agreement, to install, service, maintain, and de-install as necessary its Machines at the Locations to accomplish Supplier's obligations hereunder; provided, however, that nothing in this Agreement shall prohibit Customer from installing similar equipment for non-retail use by Customer's employees which is not intended to be utilized by the public.

b) The obligations of Customer and Supplier under this Agreement shall commence on December 1, 1999 and shall expire on November 30, 2004, ("Term") unless terminated earlier in accordance with the terms of this Agreement.

c)   Termination By Either Party. Either party may terminate this Agreement at
     -----------------------------
anytime under one of the following options:

     (i) without cause upon ninety (90) days' prior written notice to the other party to be given not sooner than expiration of the third anniversary of this Agreement (December 1, 2002).

     (ii) immediately if the other party is or shall: (A) be or become insolvent or unable to pay its debts as they mature within the meaning of the United States Bankruptcy Code or any successor statute; or (B) make an assignment for the benefit of its creditors; or (C) file or have filed against it, voluntarily or involuntarily, a petition under the United States Bankruptcy Code or any successor statute unless such petition is stayed or discharged within ninety (90) days; or (D) have a receiver appointed with respect to all or substantially all of its assets;

     (iii) subject to Section VII.q) hereof, upon thirty (30) days written notice if the other party fails to fulfill any material obligation on its part to be performed under this Agreement, or is determined to be in breach of its representations and warranties in this Agreement in any material respect, provide the breaching party has not have cured the breach within the thirty (30) days to the sole, reasonable satisfaction of the non-breaching party. Notwithstanding the foregoing, there shall not be a default within the meaning of this Section I.c)(iii) if the breaching party promptly commences to cure such breach within such thirty (30) day period and thereafter diligently pursues such cure to completion; provided, however, that the period for cure shall in no event exceed sixty ( 60) days.

     (iv) Notwithstanding anything to the contrary, this Agreement shall automatically terminate without penalty with regard to any Location that is closed by Customer for any reason or sold to a third party.

d)  Affect of Termination. A termination of this Agreement by either party for
    -----------------------
any reason or for no reason shall result in the following, subject to the limitations described below:

     (i) If this Agreement is terminated by either party with or without cause prior to its expiration then Customer shall promptly pay to Supplier, in addition to any other amounts due and payable under this Agreement, a pro-rata amount of the total monies paid in an amount equal to the total monies paid up front as described in Section II.c) divided by the Term of this Agreement (60 months) the quotient of which is multiplied by the remaining number of months in the Term. Supplier shall be entitled to interest on the pro-rata return of total monies paid as calculated using the three (3)
     month LIBOR rate as of the month and year of termination.   In the event of
     termination for any reason or no reason, then Customer shall permit Supplier to enter each Location on a schedule to be mutually determined by the parties to remove the Machines from the Locations, and repair the premises to its original condition, normal wear & tear excepted.

(e) Notwithstanding the foregoing, Sections III.c), VI, and VII.c), VII.d) and VII.j) through VII.s) shall survive the expiration or termination of this
Agreement by either party for any reason or for no reason.   The expiration or
termination of this Agreement and payment of the amounts described above shall not relieve either party of any liability for a breach of its obligations under this Agreement or for any misrepresentation or failure to comply with any
agreement or covenant hereunder.   Any such expiration or termination shall not
be deemed to be a waiver of any available remedy for any such breach, misrepresentation or failure to comply with any agreement or covenant. Notwithstanding the foregoing, both parties shall be and remain liable to pay to the other any and all sums then due and payable hereunder.

II.  Financial Terms And Conditions

a) Supplier shall have the discretion to determine whether a Machine, once placed at a Location, is sufficiently profitable to merit continued operation at that Location. Notwithstanding anything to the contrary, if Supplier determines that one or more Machines are not sufficiently profitable, the Machine or Machines shall be removed from the Location by Supplier, at no cost or penalty to Customer, and this Agreement will automatically terminate with respect to that Location only. In the event Supplier removes a Machine or all Machines from a Location, Customer is free, at its sole option and discretion, to enter into an agreement with another supplier to provide similar equipment to the Location from which Supplier's Machine(s) were removed.

b) Supplier and Customer will mutually agree upon the sales price for water sold through the out-door Machines at all Locations with regard to the area and the competitive market.

c) As an inducement to Customer to enter into this Agreement for the Term, Supplier agrees to pay Customer an up-front prepaid marketing fund ("Pre-paid Marketing Fund") for Customer's Locations in the regions noted on Exhibit " A." The Pre-paid Marketing Fund shall be paid as follows:

* Portions have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

     (i) Upon signing of this Agreement, Supplier shall pay to Customer by check or wire transfer an amount equal to [ * ] for the right to place Machines at all Locations except those noted in Section VII.k) below;

     (ii) As indicated below, Supplier shall pay to Customer, by check or wire transfer, additional Pre-paid Marketing Funds in the amount of [ * ] for the placement of Machines at the Locations as follows:

             A) [*] to be paid by February 15, 2000, or upon the successful installation or the agreed upon installation of in-door, non-coin operated Machines in at least 100 Jewel Locations; and

             B) [*] to be paid by February 15, 2000, or upon the successful installation or the agreed upon installation of in-door, non-coin operated Machines in at least 100 Acme Locations.

d) Customer will earn a commission of [ * ] percent [ * ] of the gross sales for all Locations which average daily sales between 0 and 200 gallons of water through all Machines at each Location combined per day per month and a commission of [ * ] percent [ * ] of the gross sales over an average of 200 gallons of water through all Machines at each Location combined per day per month. The average sales shall be calculated on a monthly basis. The commission percentage shall be calculated separately for each Location based on
the joint performance of all Machines at that Location.   An example of the
formula for figuring the amount due from one party for one Location on a monthly basis is as follows:

       Non-coin Revenue                        [*]
       Less ADJ. (defined in V.(b)below)       [*] (per Machine per month)
       Net Revenue                             [*]
       Commission Rate:                        [*]
                                               ---
       Due From Customer:                      [*]

       Coin-Op Revenue                         [*] (Coin-in-box)
       Less ADJ. (defined in V.(b)below)       [*] (per Machine per month)
       Less Sales Tax (ID @ 5%)                [*]
       Net Revenue                             [*]
       Commission Rate                         [*]
                                               ---
       Due Customer                            [*]

Off-Set non-coin of [*] against coin-op of [*] for a total due from Customer of [*] payable to Supplier.

e) Supplier shall service and maintain all Machines at every Location on a schedule to be determined by Supplier and approved by Customer. For coin-operated Machines, Supplier shall remove all coin-in-box from each such Machine during each scheduled visit or as otherwise deemed reasonably prudent by Supplier.

f) Supplier shall forward to Customer a detailed accounting in an "Excel" spreadsheet format in substantially the same form as noted on Exhibit "B", attached hereto and incorporated herein, in Location number order, indicating 1) the net coin-in-box due to Customer from Supplier per Location for the outdoor Machines; and 2) the amount due from Customer for the total gallons sold per in-door Machines based on the applicable commission rate per Location multiplied by the rate stated in Section II.d) above ("Accounting"). Each Accounting shall also detail, by Location, all sales taxes chargeable to Customer for which Supplier deducts amounts from the coin-in-box for all outdoor Coin-operated Machines and the sales tax rate utilized. The Accounting shall accompany each monthly invoice (combined for all Locations) and shall be mailed to the appropriate party as noted in Section VII.e) below. All sums due Customer or Supplier hereunder will be paid net 30 days upon the paying party's receipt of invoice.

g) Upon advanced written notification and approval by Customer of the parameters of, and start and stop dates of, any given promotion, Customer agrees to honor manufacturer's coupons or other giveaways specifically authorized by Supplier and approved by Customer. Customer agrees to redeem manufactures' coupons issued by Supplier in

* Portions have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

accordance with Customer's normal redemption practices. In addition to the foregoing, Supplier may, at its sole cost and expense and upon advanced consent and approval by Customer, utilize other promotional activities (i.e. demonstrations or Supplier promotion of services or similar products) to promote the sale of its products through the Machines. Supplier shall be solely responsible for any and all actions or the in-actions of its employees, agents, representatives or subcontractors which may be participating in such promotions or demonstrations.

h) Supplier shall retain, during the term of this Agreement and for one year after its expiration or termination, in a retrievable format any and all information relative to the Machines, including but not limited to information regarding meter readings, volume usage, invoice calculations etc. related to any Machine in any Location and shall make such records available to Customer upon
request.   At any time during the term of this Agreement and for one full year after its expiration or termination for any reason, Customer shall have a right to audit all financial and business records related to this Agreement.

i) Customer's wholly owned subsidiary, American Stores Company and Albertson's, entered to similar type agreements with Supplier prior to the merger of American Stores Company and Albertson's, Inc. In an effort to make Supplier whole for consenting to the early termination of prior agreements, Customer agrees to pay to Supplier an amount estimated to be [ * ] as payment in full of all Customer's obligations thereunder; provided, however, that such amount Customer may owe Supplier under this Section will be subject to off-set against any such amount Supplier may owe Customer, estimated to be [ * ], for any "ADJ" fee incorrectly charged to Customer under any prior agreements, as disclosed in a formal audit. Upon completion of the audit and the issuing of any payments under this Section, any and all liabilities and obligations thereunder (excluding the obligation the parties have to indemnify one another for claims made prior to the signing of this Agreement) are deemed fulfilled. The parties agree to conclude all audits and reconciliation within ninety (90) days of the date this Agreement is signed by the Customer.

j) Supplier agrees to provide water at [ * ] per gallon for a period of two consecutive weeks per calendar quarter for each Location in conjunction with an advertised feature of "Glacier Water" or for a water vending and/or bottle
promotion.   Customer may determine which two-week period of the quarter it desires to take advantage of this water price and may have different regions participating at different times in the quarter. Customer shall notify Supplier in advance of the times it will run such promotions or features.

III. Removal of Existing Machines / Installation & Placement of New Machines / Removal of Machines

a) Supplier agrees to install, at its sole cost and expense, any and all Machines required in Locations which are currently serviced by another supplier in those geographic areas Supplier has been awarded hereunder as designated on
Exhibit "A".   Supplier agrees to place all new or rebuilt / refurbished as new
Machines in the area(s) on the premises as designated by Customer and to incur all costs associated with securing and maintaining all permits and licenses, water, electrical and drain connection improvements necessary for the proper and
lawful operation of the Machines.   During the Term of this Agreement, Supplier
shall, at Supplier's sole cost and expense, install new Machines at any Location which opens for business in the geographic area covered under this Agreement. During the Term of this Agreement, Supplier shall maintain, at its sole cost and expense, all required physical utility connections, including tubing, wiring and proper drain systems (hereinafter "Connections") necessary for the proper
operation of the Machines.   The Connections shall be maintained and serviced by
Supplier so as to ensure that the Connections are kept in good working order and condition, and are clean and sanitary.

b) Supplier agrees, at its sole cost and expense, to temporarily remove and/or relocate a Machine due to a remodel of the physical building of a Location or its interior shelving and equipment and to re-install a Machine or Machines in an area(s) determined and designated by Customer within or on the exterior of the newly remodeled Location.

c) Customer agrees to provide all Machines with electrical current and city tap water, at its sole cost and expense, during the Term of this Agreement in sufficient amounts to allow the Machines to properly operate.


* Portions have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

d) Upon termination of this Agreement for any reason (with respect to one or more or all Locations), Supplier shall, at its sole cost and expense, remove its Connections and Machines from Customer's premises and shall restore the premises to its condition prior to installation of the Connections and Machines, normal wear and tear excepted.

IV.  Exception to the Placement of Machines

a) The Machines shall be installed and maintained only in those Locations approved by Customer. To the extent that any of Customer's premises are subject to any leases, covenants, agreements, restrictions, contracts, regulations, rules, statutes, ordinances or other mandates of any sort whatsoever which would prohibit, contravene, or impair the performance of the Agreement by either party, said Locations will be automatically excluded from this Agreement at no penalty to either party.

V.   Permits, Licenses and Fees / Compliance with Laws / Service & Maintenance

a) Supplier agrees to maintain in full force, and at its sole cost and expense, any and all permits or licenses required to sell processed water. Supplier shall be solely responsible for any and all payments of any and all fees associated with the testing and/or sale of processed water through the Machines.

b) Notwithstanding Section V.a) above, the parties hereto agree that Customer will pay a fixed [ * ] fee ("ADJ.") per Machine per month with such fee being associated with the required testing of the water that is dispensed from the
Machines.   Absolutely all other permits, licenses, fees, inspection costs, installation costs, maintenance costs etc, regardless of their nature, unless otherwise specifically set forth herein, are the sole responsibility of Supplier.

c) Supplier shall comply with all applicable laws, ordinances, rules and regulations pertaining to the installation, operation, and maintenance of the Connections and Machines, and to the sanitary handling of the water sold through the Connections and Machines, and will hold Customer harmless from and against any fine, penalty or damage for any actual or alleged failure on the part of
Supply to comply therewith.   Supplier shall maintain all Connections and
Machines in accordance with applicable federal, state and local laws with regard to the Connections, Machines or sale of processed water. Supplier will pay all installation and license fees with respect to the Connections and Machines as well as any fine or penalty associated therewith.

d) Supplier service technicians will ensure that the Connections and Machines are operating in full compliance with all health and safety rules, regulations, laws, mandates etc. pertaining to water quality. Supplier will hold Customer harmless against any fine, penalty or damage for any actual or alleged failure on the part of Supplier service technicians to correct any condition, defect, malfunction or other such problem which the technician knew or reasonably should have known would impact the health or safety of the public. Unless otherwise approved in writing by Customer in advance, only certified service technicians directly employed by Supplier will be allowed to service the Connections and/or Machines. In addition to the foregoing, Supplier shall remove, on a reasonable schedule all coin-in-box for all out-door, coin-operated Machines at each Location. Customer agrees to promptly report any visible damage to, or known malfunction of a Machine to Supplier. Customer agrees to allow Supplier service technicians reasonable access to the property for the purpose of maintaining and servicing the Connections and Machines. All service technicians will make their presence known to the management of each Location prior to commencing service on the Machines and Customer agrees to furnish Supplier service technicians with any necessary identification passes which may be required for entrance to or exit from the premises of Customer.

VI.  Insurance and Indemnity

a) Supplier will indemnify, defend and hold Customer and its employees harmless from and against any and all loss, damage, liability or claims (including, without limitation, costs and expense of litigation and reasonable attorneys' fees) (collectively, "Claims") alleged to arise from, or connected with, Supplier's performance (or that of any of Supplier's representatives, agents, employees or subcontractors) under this Agreement except to the extent such Claims are due to Customer's sole negligence or willful misconduct.

* Portions have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

b) Supplier shall maintain (and shall cause each of its representatives, agents and subcontractors to maintain) at their sole cost and expense at least the following insurance covering its obligations hereunder:

     General Liability for injury to person and damage to property in an amount not less than Two Million Dollars ($2,000,000) for each occurrence listing Albertson's, Inc and each of its affiliates and wholly owned subsidiaries as additional insureds;

     Comprehensive Automobile Liability for owned, hired and non-owned vehicles in an amount not less than Two Million Dollars ($2,000,000) for each occurrence listing Albertson's, Inc and each of its affiliates and wholly owned subsidiaries as additional insureds; and

     Workers' Compensation at statutory limits and Employer's Liability at limits not less than One Million Dollars ($1,000,000).

     This insurance shall be issued by one or more responsible insurance carriers acceptable to Customer and licensed to do business in the state(s) where services are rendered. Upon execution of this Agreement and PRIOR to commencement of services, Supplier shall provide Customer with a Certificate(s) of Insurance or other such evidence of insurance relative to self-insurance which Customer may deem reasonalbe and shall indicate all insurance coverage required by the provisions herein. Customer will be provided with thirty (30) days written notice prior to substantial modification or cancellation of such policy(ies). Each Certificate of Insurance shall be updated annually and mailed to: Albertson's, Inc., 250 Parkcenter Blvd., Boise, ID 83706, Attn.: Legal
     -----------------------------------------------------------------------
Department Contract Team.
------------------------

VII. Additional Terms and Conditions

a) Supplier shall have the right to request that Customer permit Supplier to place additional Machines upon any of Customer Locations in the regions
indicated as mutually agreed upon between the parties.   Customer may deny such
requests at its sole discretion, for any reason or for no reason.

b) Customer agrees to protect the Machines with the same diligence and care it would give to its own equipment; however, it is agreed and understood that Customer is not responsible for any loss or damage to any Machine unless such loss or damage is caused by Customer's employees. Vandalism and loss or damage caused by other third parties is not the responsibility of Customer.

c) Customer acknowledges that the Machines are the sole property of Supplier and that nothing in this Agreement or in the relationship between the parties will give Customer any proprietary interest in the Machines or in any trademark used by Supplier.

d) Supplier understands and agrees that this Agreement constitutes only a revocable license to use a portion of the property under the control of Customer and shall not be construed to be a lease, easement or any other interest in real property.

e) All notices and other communications required or permitted to be given to or made on any party hereunder shall be in writing and shall be deemed given, if delivered personally or by telecopier, by certified mail or air courier, on the date of such delivery to such party or its respective successors and permitted assigns. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing, such notices and other communications shall be given to or made upon the parties at the following addresses (or respective telecopier numbers) or to such other address (or telecopier number) as either party may hereafter in writing notify the other party:

Invoices and Payments to Customer:   Albertson's, Inc.
                                     250 Parkcenter Blvd.,
                                     Boise, ID  83706
                                     Attn:  Accounts Payable

With a copy of invoice / check and applicable Accounting to: Senior Vice Pres., Procurement


All other notices and correspondence to:

If to Supplier to:                           If to Customer, to:
------------------                           --------------------

      Glacier Water Services, Inc.           Albertson's, Inc.
      Attn: Chief Financial Officer          Attn:  Sr. Vice Pres. Procurement
      2261 Cosmos Court                      250 Parkcenter Blvd.
      Carlsbad, CA  92009                    Boise, ID 83706
      Telecopier: 760/930-1206               Telecopier:  208/395-5656
w/copy to: Sr. Vice Pres., Sales             w/copy to:  Legal Dept. Contract
      & Marketing                            Team

f) The titles or section headings of the various provisions of this Agreement are intended solely for convenience and ease of reference and shall not in any manner amplify, limit, modify or otherwise be used in, the interpretation of any such provisions.

g) All article, section, clause, schedule, exhibit, preamble, recital and party references in this Agreement, if any, are to this Agreement unless otherwise specifically stated.

h) The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

i) This Agreement may be executed in several counterparts, each of which shall be deemed original, but all of which taken together shall constitute one and the same instrument.

j) Neither party, nor its respective counsel, shall be deemed the drafter of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against either party.

k) This Agreement shall automatically extend to any new Locations that are opened by Customer under one or more of the affiliates and wholly owned subsidiaries in existence as of the date hereof operating in the regions noted on Exhibit "A." Anything in this Agreement to the contrary notwithstanding, to the extent that any future acquisition or asset purchases made by Customer, or any portions thereof, covered hereby are subject to any existing leases, covenants, restrictions, contracts or other agreements, regulations, rules, statutes, ordinances or other mandates of any sort whatsoever which would contravene, prohibit or impair the performance of this Agreement, such future acquisition or asset purchase shall, at the sole election of Customer, be excluded from within the scope of this Agreement and this Agreement shall be of no force or affect whatsoever relative to said acquisition or asset purchase from and after the date Customer gives notice of such election. Customer expressly denies any warranties or representations with regard to its ability to place the program contemplated hereunder in all of its acquired or asset purchase stores.

l) In the event a dispute arises that concerns this Agreement, the party prevailing in such dispute shall be entitled to recover all its reasonable fees and expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred in connection therewith.

m) This Agreement shall be construed in accordance with and governed by the internal laws, and not the laws of conflicts or choice of laws, of the State of Idaho.

n) Any provision of this Agreement that is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction only, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

o)   There are no third party beneficiaries of this Agreement.

p) Except as otherwise provided herein, provisions of this Agreement may be modified, amended or waived only by a written document specifically identifying this Agreement and signed by an executive office of each of the parties. Without limitation, to the extent the terms and conditions or spirit of this Agreement conflict with the terms and conditions on any Purchase Order, shipping order form, bill of lading, receipt or the like, the terms and conditions of this Agreement shall be controlling.

q) Supplier or Customer shall not be deemed to be in default of its obligations hereunder (other than the obligation to make payments) to the extent any delay in its performance is caused by or is the result of factors beyond its reasonable control, including, without limitation, fire, explosion, accident, riot, flood, drought, storm, earthquake, lightning, frost, civil commotion, sabotage, vandalism, smoke, hail, embargo, act of God or of a public enemy, other casualty, strike or lockout, (collectively, "Force Majeure"). Upon the occurrence of any Force Majeure that prevents Supplier from supplying services or Machines under the terms hereof, Customer shall have the right to obtain its requirements from any available alternate source until such time as Supplier is again able to service Customer in accordance with the terms hereof. If Supplier is unable to deliver or service Machines ordered by Customer for at least thirty
(30) consecutive days due to Force Majeure, Customer may terminate its obligations under this Agreement respective to the Locations affected by delivery to Supplier of written notice to such affect accompanied by a payment to Supplier of the amounts determined to be due under Section I.d). If Customer is unable to perform its obligations under this Agreement (excluding failure to pay amounts when due) for at least thirty (30) consecutive days due to Force Majeure, Supplier may terminate its obligations under this Agreement respective to the Locations affected by delivery to Customer of written notice to such affect. Upon receipt of such notice, Customer shall make repayment of pro-rata funds as due under Section I.d). In the event of any such termination of obligations hereunder, neither party shall be liable for any damages to the other party resulting from such non-delivery or termination; provided, however, that Sections III.c), VI, and VII.c), VII.d) and VII.j) through VII.s) shall survive such termination.

r) This Agreement shall inure to and bind the successors, heirs and assigns of the parties hereto; provided, however, that no assignment hereof by either party shall be effective without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned by either party to any of its affiliate or wholly-owned subsidiary.

s) This Agreement, including all Exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior oral and written, and all contemporaneous oral negotiations, understandings and agreements. This Agreement is intended by the parties to supercede any and all existing agreements between the parties for Customer and any of Customer's affiliates and wholly owned subsidiaries in existence as of the date hereof and, except as otherwise noted herein, upon execution of this Agreement, no outstanding liabilities remain under any previous agreements.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.

ALBERTSON'S, INC.                                                    GW SERVICES, INC.
a Delaware corporations, on behalf of itself                         a Delaware corporation
and its affiliates and wholly owned subsidiaries

By:                                                                  By:
   ----------------------------------------------                       -----------------------------------------
David G. Dean                                                        Jerry A. Gordon
Sr. Vice President, Procurement                                      President
Date:                                                                Date:
     --------------------------------------------                         ---------------------------------------

                       EXHIBIT "A" PARTICIPATING REGIONS

Northern California

       To include the North Bay (#7000), South Bay (#7100) and Sacramento (#7200)Divisions

Southern California

       To include the Central Coast (#6300), Quad County (#6500), Las Vegas (#6000), San Diego (#6700) and South Los Angeles (#6100)Divisions

Midwest Region

       To include the Central (#3200), North (#3400), South (#3000) and Wisconsin (#3600), Osco Free-standing Drug stores #5500, #5600, #5700

Northwest Region

       To include the Idaho (#50100), Inland Empire (#50400); Oregon (#50500), Utah (#50300) and Western Washington (#50200) Divisions

Intermountain Region

       To include the Big Sky (#5200), Great Plains (#52200), Rocky Mountain (50800) and Southwest (#50900) Divisions

Eastern Region

       To include the Central (#7700), East (#7900) and South (#7800) Divisions

Scottsdale Region (Drug)

       To include the Drug Region (#48700) - EXCLUDING those locations which fall into the Southern Region

                                  EXHIBIT "B"

                            EXCEL SPREADSHEET FORMAT



     INDOOR / OUTDOOR               STORE #            ACCOUNT #            DEBIT              CREDIT       # OF UNITS
--------------------------------------------------------------------------------------------------------------------------
       I                             101                 70548                200                                  1
--------------------------------------------------------------------------------------------------------------------------
       O                             101                 70548                                  375                3
--------------------------------------------------------------------------------------------------------------------------
       I                             102                 70548               1000                                  1
--------------------------------------------------------------------------------------------------------------------------
       O                             102                 70548                                  425                1
--------------------------------------------------------------------------------------------------------------------------



Subtotals                                                                  $1,200               800                6

TOTAL DUE FROM CUSTOMER:                                                   $400.00